Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-230516 of Motus GI Holdings, Inc. on Form S-3/A of our report dated March 28, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt as to the Company’s ability to continue as a going concern), on our audit of the consolidated financial statements as of , and for the year ended, December 31, 2017, which report was included in the Annual Report on Form 10-K filed on March 26, 2019. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3/A.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel
April 12, 2019